GIBRALTAR INDUSTRIES, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN
Award of Restricted Units
(CEO Discretionary)

THIS AWARD made to [EMPLOYEE NAME] (the “Recipient”) as of [GRANT DATE].
Recitals:
            Effective as of May 3, 2023, Gibraltar Industries, Inc. (the Company) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”). The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.
Grant of Award:
            NOW, THEREFORE, the Company hereby grants to the Recipient [NUMBER OF RESTRICTED UNITS] Restricted Units on the following terms and conditions:
1.    Award of Restricted Units.  Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of that number of Restricted Units which is set forth at the beginning of this Instrument.  Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Restricted Units and any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant to the anti-dilution provisions of the Plan.
2.    Restriction on Transfer.  As contemplated by Section 5.02 of the Plan, except as set forth in Section 3, Section 4 and Section 6 below, the Restricted Units shall not be sold, assigned, transferred (other than a transfer to the Recipient’s Beneficiary occurring by reason of the Recipient’s Death), made the subject of a gift, or otherwise disposed of, mortgaged, pledged or otherwise encumbered by the Recipient, voluntarily or by operation of law.
3.    Lapse of Restrictions; Expiration of Restricted Period.  The Restrictions on the Restricted Units awarded pursuant to this Instrument shall lapse and the Restricted Period with respect to such Restricted Units shall end in accordance with a vesting schedule which is established by the Committee in connection with the issuance of this Award. The vesting schedule established by the Committee may provide that the Restrictions on all of the Restricted Units provided for by this Award will lapse on a specified date or that, on specified dates, the Restrictions with respect to a specified portion of the total number of Restricted Units which have been granted pursuant to this Award will lapse. Concurrently with the issuance of this Award, the vesting schedule will be provided to the Recipient in writing.
4.    Lapse of Restrictions Upon Certain Terminations of Employment. Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if: (a) the Recipient’s employment with the Company is terminated: (i) as a result of the Recipient’s death; or (ii) as a result of the Recipient’s Disability; or (iii) by the Recipient or the Company for any reason at any time after the later of: (A) the date the Recipient has completed at least five (5) years of service with his Employer (as determined under rules governing years of service provided for by the Company’s 401(k) plan), (B) the date the Recipient has attained age sixty (60) (a Recipient who has attained age sixty (60) and completed at least five (5) years of service (determined as provided above) being hereinafter a “Retirement Eligible Recipient”), and (C) the end of the one year period beginning on the date of this award; or at any time (and whether by the Company or by the Recipient) after the later of: (A) the date the Recipient attains age sixty-five (65) (a Recipient who has attained age sixty five (65) being hereinafter a “Retirement Eligible Recipient”): and (B) the end of the one year period beginning on the date of this award; or (iii) then (b) the Restrictions on any Restricted Units granted pursuant to this Award which have not lapsed as of the date the Recipient’s employment is so terminated (as determined pursuant to the vesting schedule) shall lapse on the earlier of: (i) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (ii) the date of the Recipient’s death.
5.    Forfeiture of Restricted Units Upon Certain Terminations of Employment. If: (a) the Recipient’s employment with the Company is terminated for any reason (whether by the Company or by the Recipient) other than due to the Recipient’s death or Disability prior to the date a Change in Control occurs and prior to the date the Recipient becomes a Retirement Eligible Recipient; then (b) any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award as to which the Restrictions have not lapsed (as determined pursuant to the vesting schedule) shall be forfeited as of the date the Recipient’s employment is so terminated.
6.    Lapse of Restrictions Upon a Change in Control. As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Restrictions on any Restricted Units granted pursuant to this Award which have not lapsed (as determined pursuant to the vesting schedule) shall lapse on the date the Change in Control occurs provided that: (a) the Recipient’s employment with the Company or any subsidiary of the Company by whom the Recipient is employed is terminated on the date the Change in Control occurs; or (b) in connection with the Change in Control, the Acquiror does not agree to assume the obligations of the Company under this Award and does not issue an Alternative Award.
7.    Form of Payment.  Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on any Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by such Restricted Units (and related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Unit as to which the Restrictions have lapsed.
8.    Applicability of the Plan.  Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award.  This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.
9.    Notices.  Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:
If to the Company:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary
If to the Recipient:
or to such changed address as to which either party has given notice to the other party in accordance with this Section 9.  All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.
10.    Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.
IN WITNESS WHEREOF, this Award Instrument has been executed on and as of the issue date set forth above.

                                                                        GIBRALTAR INDUSTRIES, INC.

                                                                        By: ______________________________
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